Exhibit 99.1
EDUCATION REALTY TRUST ANNOUNCES
SECOND QUARTER 2008 RESULTS
MEMPHIS, Tenn., July 28, 2008 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the second quarter of 2008.
Note: All per share/unit results are reported on a weighted average basis for the respective periods.
Second Quarter Highlights
•	Total revenue for the quarter increased $8.0 million or 27.5% to $36.9 million and operating income for the quarter increased 80.3% to $9.6 million. Net income from continuing operations improved to $3.3 million from a net loss of $1.8 million in the prior year. Excluding the $5.0 million lease termination fee revenue related to the first quarter termination of the lease with Place Properties, total revenue was up 10.2%, operating income was down 13.3%, and the net loss improved to $1.7 million for the quarter;
•	Funds from operations (FFO) totaled $10.6 million or $0.36 per share/unit versus $6.7 million or $0.23 per share/unit in the first quarter of 2007, a 56.5% growth in FFO per share/unit. FFO excluding the lease termination fee revenue was $5.6 million or $0.19 per share/unit, a decrease of 15.7% and 17.4% respectively;
•	Same-community revenue increased $0.3 million or 1.6% to $21.4 million and net operating income declined 3.5% to $11.2 million for the second quarter of 2008;
•	Second quarter average physical occupancy on a same-community basis was down 130 basis points year over year to 89.7%;
•	The Company was awarded a $15.9 million 253 bed development project at Colorado State University at Pueblo;
•	The Company entered into two new contracts to manage a total of 770 beds at California University of Pennsylvania;
“Our results for the second quarter of 2008 benefited from the lease termination fee for the Place Properties and the solid growth in our third party development and third party management fees. A 2.5 percentage point decline in our operating margins, mainly due to an unusual increase in property-level expenses, overshadowed these positive developments,” commented Paul O. Bower, Chairman, President and Chief Executive Officer. “Looking ahead, a select few markets are proving to be a challenge for the upcoming academic year. As a result, we will look at stronger cost control to exact better margin performance,” Mr. Bower added.

Second Quarter Operating Results
Total revenue grew 27.5% to $36.9 million for the second quarter of 2008 from $29.0 million in the comparable quarter of 2007. During the second quarter of 2008, the Company recognized $5.0 million in lease termination fees but also achieved quarter over quarter revenue growth from each of its core segments; student housing leasing, third-party management services and third-party development services.
Student housing leasing revenue increased $5.8 million or 27.5% to $26.8 million in the second quarter of 2008. This growth included $5.4 million related to the performance of the Place Portfolio whose operations were taken over by the Company in the first quarter of 2008 and $0.3 million in same-community revenue growth. Other leasing revenue increased $1.6 million to $5.0 million for the second quarter of 2008. The $1.6 million increase represents $5.0 million of a lease termination fee recognized in the current quarter compared to $3.4 million in recurring lease revenue recognized in the prior year, all related to the Place Properties lease that was terminated in the first quarter of 2008.
Third-party development services revenue increased 19.2% or $0.2 million to $1.2 million for the second quarter of 2008. The recent start of the $94.5 million project at West Chester University of Pennsylvania and cost savings participation on the second phase project at Slippery Rock University contributed to the growth.
Third-party management services revenue increased 15.4% to $0.8 million for the second quarter of 2008. The addition of six new management contracts since the second quarter of 2007, including the addition of two new contracts during the second quarter of 2008, contributed to 10.7% of the growth. In addition our management company achieved an 8.4% growth year over year in fees from existing contracts. Both of these increases more than offset a decline in revenue related to a contract the Company exited in the third quarter of 2007.
Operating expenses increased $3.7 million or 15.6% to $27.3 million for the second quarter of 2008. Student housing operating expenses grew $3.7 million or 39.8% with $2.9 million or 31.1% of an increase coming from the addition of the Place Properties operations in 2008 and $0.8 million coming from an 8.0% growth in same-community operating expenses. General and administrative expense increases, driven by a continued growth in salary and related expenses, also contributed $0.4 million to the operating expense increase while depreciation expense declined $0.7 million. As a result, operating income for the second quarter of 2008 was $9.6 million compared to $5.3 million in the same period last year.
Lower debt and interest rates helped total non-operating expenses decline 14.5% to $6.2 million in the second quarter of 2008 from $7.3 million in the second quarter of 2007. Interest expense, the primary component of non-operating expenses, declined 13.6% to $6.0 million as a result of lower debt balances and interest rates in the second quarter of 2008 compared to the same quarter of 2007.
Net income from continuing operations improved to $3.3 million, or $0.11 per weighted average diluted share, in the second quarter of 2008 from a loss of $1.8 million, or $0.06 per weighted average diluted share, in the same period of last year.

FFO totaled $10.6 million in the second quarter of 2008 compared to $6.7 million in the second quarter of 2007, an increase of 59.4%. FFO per share/unit was $0.36 compared to $0.23 in the second quarter of 2007, representing an increase of 56.5%. The increased FFO includes the $5.0 million of recognized lease termination revenue and reflects growth in core revenue and lower interest expense offset by higher operating expenses and a reduction in operating income as a result of the Place Properties lease termination. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.
Same-Community Results
Revenue increased $0.3 million or 1.6% in the second quarter of 2008 to $21.4 million. The growth in revenue was driven by rental rate increases of just over 3.0% offset by a 1.3% drop in occupancies and a 0.5% decline in other income. Operating expenses increased 8.0% to $10.2 million and net operating income declined 3.5% to $11.2 million. The main drivers of the 8.0% operating expense growth were; increases in payroll and related expenses as a result of lower staff turnover in 2008 than the prior year, increased marketing expenses as a result of softening leasing markets at several communities, higher bad debt expense which is indicative of the 1.3% drop in same community occupancy noted above, higher turn costs related to communities taking advantage of opportunities to turn units ahead of our main turn period in August, and increased repair expenses mostly due to higher HVAC costs in the Florida markets.
Occupancy and Leasing
The average physical and economic occupancies on a same-community basis for the second quarter of 2008 were 89.7% and 94.4% compared to 91.0% and 94.9% in the prior year. Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.
On a same-community basis, as of July 27, 2008, pre-leasing activity for the fall is currently on pace with last year with approximately 91.3% of the same community beds pre-leased for the fall versus 90.7% a year ago. However, several markets have softened due to local market conditions with lease volume lagging last year’s pace and expected final opening occupancies to be off as well. As a result we expect fall 2008 opening occupancies to be down between 100 to 150 basis points from 2007 opening occupancies of approximately 96%. Pre-leasing activity for the Place Portfolio is progressing as expected with 77.6% of beds preleased for fall compared with 73.6% one year ago.
Place Lease Termination and Conversion
In February, the Company terminated a lease with Place Properties, Inc. (Place) for 13 properties owned by the Company but previously operated and managed by Place. As a result Allen & O’Hara Education Services, Inc., the Company’s management subsidiary, began managing these 13 properties and the Company began recognizing the property operating results in its financial results effective February 1, 2008. The agreement included a termination fee of $5.8 million with the possibility of an additional termination fee of $0.2 million if certain criteria of the agreement are not met.
The Company recognized $5.0 million of the lease termination fee in the second quarter and recognized the operating results of the properties beginning February 1, 2008. As a result, other lease revenue for the second quarter 2008 was $5.0 million compared to $3.4 million in the prior year. The increase represents the difference between the termination fee recognized this year and the recurring lease revenue recognized in the prior year.
For the second quarter of 2008, student housing leasing revenue for the 13 properties was $5.4 million on operating expenses of $2.9 million, producing net operating income of $2.5 million and a net operating margin of 46.2%. These results are currently below the 52.5% margin produced by the Company on a same-community basis for the second quarter of 2008 and are mainly a result of second quarter average physical occupancies of 84.7% for the portfolio. The Company has taken over preleasing for the upcoming academic year and implemented changes to the marketing plans. Over time, the Company expects to be able to improve upon the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.
Development Activity
Construction on the Company’s wholly-owned student community, The Reserve at Saluki Point, at Southern Illinois University in Carbondale, Illinois, is nearing completion. The project is on track to open at the start of the 2008-2009 academic year and is currently 100% preleased at favorable rental rates. Based on the strong interest in this project, the Company has begun a Phase II project at this location for a possible 2009 opening.
During the second quarter the Company’s development subsidiary, Allen and O’Hara Development Company (AODC), began work on the recently awarded $15.9 million, 253 bed project at Colorado State University at Pueblo.
Management Activity
In May the Company’s management subsidiary, Allen and O’Hara Education Services (AOES), entered into agreements to take over management of 770 beds at California University of Pennsylvania. Management of the two phase student housing community known as Vulcan Village began June 1, 2008. In June, AOES lost one management contract when one of its long-time customers sold their student housing community to a party that was not looking for third-party management going forward.
Capital Structure
The Company had $34.7 million outstanding on its $100 million line of credit and cash and cash equivalents totaling $27.3 million at June 30, 2008. The outstanding line of credit balance increased $23.2 million since year end mainly due to drawing on the line to repay the University Towers’ debt that matured during the first quarter. A new $25.0 million mortgage was placed on University Towers at the end of the second quarter with the proceeds being used to pay-down the line of credit in early July. Total debt outstanding at June 30, 2008 was $458.9 million with 91.4% of the Company’s debt at fixed rates. At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.6 million.
Dividend
On July 10, 2008, the Company declared its second quarter dividend of $0.205 per share/unit, which is payable on August 15, 2008, to holders of record as of the close of business on July 31, 2008.
Earnings Guidance and Outlook
Based on the Company’s current estimates and leasing trends, it has adjusted its full year FFO per share/unit guidance for 2008. The Company currently expects FFO per share/unit to be in the range of $1.00 to $1.02 for the full year ending December 31, 2008. Compared to our previous FFO per share/unit guidance that was a range of $1.02 to $1.07, this guidance includes lower anticipated student housing leasing revenue as a result of isolated weak leasing markets and a continued trend of higher operating expenses at its communities.
Conference Call
The Company will host a conference call for investors and other interested parties beginning at 10:00 a.m. (Eastern Time) tomorrow, Tuesday, July 29, 2008. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (800) 218-0204, and participants from outside the U.S. may dial (303) 262-2140. The pass code for this call is 11116547. Participants may also access the call via the Company’s investor relations Web site at www.educationrealty.com.
The replay of the call will be available at approximately 1:00 p.m. (Eastern Time) on July 29, through midnight (Eastern Time) on August 7, 2008. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the pass code is 11116547.
The archive of the webcast will be available on the Company’s Web site for a limited time.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 69 communities in 21 states with 41,329 owned and managed beds. For more information please visit the company’s Web site at www.educationrealty.com.
Contact:
Brad Cohen or Bartley Parker, CFA
ICR, LLC
203-682-8211 or 203-682-8250
bcohen@icrinc.com or bparker@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Student housing properties, net	$718,108	$732,979
Assets under development	17,084	5,675
Corporate office furniture, net	1,583	1,693
Cash and cash equivalents	27,322	4,034
Restricted cash	8,977	8,188
Student contracts receivable, net	701	329
Receivable from affiliates	30	18
Management fee receivable from third parties	683	606
Goodwill and other intangibles, net	3,518	3,531
Other assets	10,618	10,407

Total assets	$788,624	$767,460

Liabilities and stockholders’ equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$425,623	$420,940
Revolving line of credit	34,700	11,500
Accounts payable and accrued expenses	12,368	11,092
Accounts payable affiliate	120	60
Deferred revenue	8,247	7,928

Total liabilities	481,058	451,520

Minority interest	16,808	18,121

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,457,849 and 28,431,855 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	285	284
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	319,700	330,969
Accumulated deficit	(29,227)	(33,434)

Total stockholders’ equity	290,758	297,819

Total liabilities and stockholders’ equity	$788,624	$767,460

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	June 30, 2008	June 30, 2007
Revenues:
Student housing leasing revenue	$26,805	$21,031
Student housing food service revenue	541	522
Other leasing revenue	5,000	3,434
Third-party development services	1,221	1,024
Third-party management services	832	721
Operating expense reimbursements	2,521	2,227

Total revenues	36,920	28,959

Operating expenses:
Student housing leasing operations	13,146	9,402
Student housing food service operations	495	511
General and administrative	3,913	3,560
Depreciation and amortization	7,224	7,924
Reimbursable operating expenses	2,521	2,227

Total operating expenses	27,299	23,624

Operating income	9,621	5,335

Nonoperating expenses:
Interest expense	6,049	6,999
Amortization of deferred financing costs	244	268
Loss on early repayment of debt	—	174
Interest income	(72)	(167)

Total nonoperating expenses	6,221	7,274

Income (loss) before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	3,400	(1,939)
Equity in earnings of unconsolidated entities	(26)	(41)

Income (loss) before income taxes, minority interest, and discontinued operations	3,374	(1,980)
Income tax benefit	(18)	(47)

Net income (loss) before minority interest and discontinued operations	3,392	(1,933)

Minority interest	74	(123)

Income (loss) from continuing operations	3,318	(1,810)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	—	425
Gain on sale of student housing property, net of minority interest	—	1,579

Income from discontinued operations	—	2,004

Net income	$3,318	$194

Earnings per share information:
Income (loss) per share — basic:
Continuing operations	$0.12	$(0.06)
Discontinued operations	—	0.07

Net income per share	$0.12	$0.01

Income (loss) per share — diluted:
Continuing operations	$0.11	$(0.06)
Discontinued operations	—	0.07

Net income per share	$0.11	$0.01

Weighted-average common shares outstanding — basic	28,450,730	28,012,275

Weighted-average common shares outstanding — diluted	29,571,724	28,012,275

(1)	Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three months ended June 30, 2007, the operating results of The Village on Tharpe are included in discontinued operations net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Six months ended	Six months ended
	June 30, 2008	June 30, 2007
Revenues:
Student housing leasing revenue	$53,158	$43,003
Student housing food service revenue	1,196	1,102
Other leasing revenue	6,945	6,868
Third-party development services	3,008	2,067
Third-party management services	1,807	1,603
Operating expense reimbursements	5,140	4,383

Total revenues	71,254	59,026

Operating expenses:
Student housing leasing operations	25,231	18,424
Student housing food service operations	1,128	1,072
General and administrative	7,850	7,050
Depreciation and amortization	14,817	16,004
Reimbursable operating expenses	5,140	4,383

Total operating expenses	54,166	46,933

Operating income	17,088	12,093

Nonoperating expenses:
Interest expense	12,213	14,386
Amortization of deferred financing costs	487	548
Loss on early repayment of debt	—	174
Interest income	(190)	(251)

Total nonoperating expenses	12,510	14,857

Income (loss) before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	4,578	(2,764)
Equity in earnings of unconsolidated entities	(27)	2

Income (loss) before income taxes, minority interest, and discontinued operations	4,551	(2,762)
Income tax expense (benefit)	173	(49)

Net income (loss) before minority interest and discontinued operations	4,378	(2,713)
Minority interest	171	(4)

Income (loss) from continuing operations	4,207	(2,709)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	—	833
Gain on sale of student housing property, net of minority interest	—	1,579

Income from discontinued operations	—	2,412

Net income (loss)	$4,207	$(297)

Earnings per share information:
Income (loss) per share — basic:
Continuing operations	$0.15	$(0.10)
Discontinued operations	—	0.09

Net income (loss) per share	$0.15	$(0.01)

Income (loss) per share — diluted:
Continuing operations	$0.14	$(0.10)
Discontinued operations	—	0.09

Net income (loss) per share	$0.14	$(0.01)

Weighted-average common shares outstanding — basic	28,444,497	27,592,873

Weighted-average common shares outstanding — diluted	29,589,932	27,592,873

(1)	Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the six months ended June 30, 2007, the operating results of The Village on Tharpe are included in discontinued operations net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income (loss)	$3,318	$194	$4,207	$(297)
Gain on sale of student housing property, net of minority interest	—	(1,579)	—	(1,579)
Loss on sale of student housing assets	—	—	512	—
Real estate related depreciation and amortization	7,094	7,811	14,545	15,809
Equity portion of real estate depreciation and amortization on equity investees	123	92	248	190
Depreciation and amortization of discontinued operations	—	242	—	711
Minority interest	74	(105)	171	31

Funds from operations (“FFO”)	10,609	6,655	19,683	14,865

FFO per weighted average share/unit (1)	$0.36	$0.23	$0.66	$0.51

Weighted average shares/units (1)	29,847,557	29,465,325	29,866,636	29,046,143

Notes:
(1)	— Funds from operations (FFO) per weighted average shares/units was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2007.